Exhibit 99.(h)(1)

MILES FUNDS, INC.

AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT

THIS AGREEMENT originally made and entered into as of March 10, 2010, between WB Capital Mutual Funds, Inc., now known as Miles Funds, Inc.(the “Company”), a Maryland corporation and Miles Capital, Inc. (“Miles Capital”), an Iowa corporation, is amended and restated as of April 1, 2015.

WHEREAS, the Company desires that Miles Capital perform certain services for each series of the Company identified in Schedule A hereto (individually referred to herein as a “Fund” and collectively as the “Funds”); and

WHEREAS, Miles Capital is willing to perform such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.                          Services.

Miles Capital shall perform for the Company the transfer agent services set forth in Schedule B hereto.  Miles Capital also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time.

Miles Capital may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Company (individually, a “Sub-transfer Agent”) to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of Miles Capital and not the agent of the Company or such Fund, and that Miles Capital shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

2.                          Fees.

The Company shall pay Miles Capital for the services to be provided by Miles Capital under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto.  Fees for any additional services to be provided by Miles Capital pursuant to any amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

3.                          Reimbursement of Expenses.

In addition to paying Miles Capital the fees described in Section 2 hereof, the Company agrees to reimburse Miles Capital for Miles Capital’s out-of-pocket expenses in providing services hereunder, including without limitation, the following:

(a)         All charges incurred by Miles Capital in delivering materials to and from the Company and in delivering all materials to shareholders;

(b)         All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Miles Capital in communication with the Company, the Company’s investment adviser or custodian, dealers, shareholders or others as required for Miles Capital to perform the services to be provided hereunder;

(c)          Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by Miles Capital for the performance of the services to be provided hereunder; and

(d)         Any expenses Miles Capital shall incur at the written direction of an officer of the Company thereunto duly authorized.

4.                          Effective Date.

This Agreement shall become effective as of the date first written above (the “Effective Date”).

5.                          Term.

This Agreement shall continue in effect with respect to a Fund (or, if a particular Fund is not in existence on the Effective Date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed) and shall continue unless sooner terminated as provided herein.  This Agreement may be terminated by either party upon giving 60 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

After such termination, for so long as Miles Capital, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect.  Fees and out-of-pocket expenses incurred by Miles Capital but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination.  Miles Capital shall be entitled to collect from the Company, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of Miles Capital’s cash disbursements in connection with Miles Capital’s activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties, of the Company’s property, records, instruments and documents, or any copies thereof.  To the extent that Miles Capital may retain in its possession copies of any Company documents or records subsequent to such termination which copies had not been requested by or on behalf of the Company in connection with the termination process described above, Miles Capital, for a reasonable fee, will provide the Company with reasonable access to such copies.

6.                          Uncontrollable Events.

Miles Capital assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

7.                          Instructions.

Whenever Miles Capital is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, Miles Capital shall be entitled to rely upon any certificate, letter or other instrument or communication, believed by Miles Capital to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Company’s Board of Directors or by the shareholder or shareholder’s agent, as the case may be.

As to the services to be provided hereunder, Miles Capital may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company relating to the Funds to the extent that such services are described therein unless Miles Capital receives written instructions to the contrary in a timely manner from the Company.

8.                          Standard of Care; Reliance on Records and Instructions; Indemnification.

Miles Capital shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by Miles Capital in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties.  The Company agrees to indemnify and hold harmless Miles Capital, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Miles Capital’s actions taken or actions not taken with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to Miles Capital by the Company, the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of Miles Capital in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Miles Capital shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Miles Capital.

9.                          Record Retention and Confidentiality.

Miles Capital shall keep and maintain on behalf of the Company all books and records which the Company or Miles Capital is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), relating to the maintenance of books and records in connection with the services to be provided hereunder.  Miles Capital further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission (the “Commission”) at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder’s agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company, the shareholder, or shareholder’s agent, or the dealer of record as to such account.

10.                   Reports.

Miles Capital will furnish to the Company and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D.  The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein not later than three business days from the receipt thereof.  In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and be binding upon the Company and any other recipient, and Miles Capital shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Company.

11.                   Rights of Ownership.

All computer programs and procedures developed to perform services required to be provided by Miles Capital under this Agreement are the property of Miles Capital.  All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

12.                   Return of Records.

Miles Capital may at its option at any time, and shall promptly upon the Company’s demand, turn over to the Company and cease to retain Miles Capital’s files, records and documents created and maintained by Miles Capital pursuant to this Agreement which are no longer needed by Miles Capital in the performance of its services or for its legal protection.  If not so turned over to the Company, such documents and records will be retained by Miles Capital for six years from the year of creation.  At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

13.                   Bank Accounts.

The Company and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Company, as are necessary in order that Miles Capital may perform the services required to be performed hereunder.  To the extent that the performance of such services shall require Miles Capital directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Company and Funds shall provide such bank or banks with all instructions and authorizations necessary for Miles Capital to effect such disbursements.

14.                   Representations of the Company.

The Company certifies to Miles Capital that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Articles of Incorporation, shares of each Fund which are redeemed by the Company may be sold by the Company from its treasury, and (c) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

15.                   Representations of Miles Capital.

Miles Capital represents and warrants that: (a) Miles Capital has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which Miles Capital has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and Miles Capital’s records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

16.                   Insurance.

Miles Capital shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced.  Such notification shall include the date of change and the reasons therefor.  Miles Capital shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by Miles Capital under its insurance coverage.

17.                   Information to be Furnished by the Company and Funds.

The Company has furnished to Miles Capital the following:

Copies of the following (if such documents are employed by the Company):

1.                     Prospectuses and Statement of Additional Information;

2.                     Distribution Agreement; and

3.                      All other forms commonly used by the Company or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

18.                   Amendments to Documents.

The Company shall furnish Miles Capital written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective.  In addition, the Company agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Company which might have the effect of changing the procedures employed by Miles Capital in providing the services agreed to hereunder or which amendment might affect the duties of Miles Capital hereunder unless the Company first obtains Miles Capital’s approval of such amendments or changes.

19.                   Reliance on Amendments.

Miles Capital may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Sections 17 and 18 of this Agreement and the Company hereby indemnifies and holds harmless Miles Capital from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of Miles Capital in reasonable reliance upon such amendments and/or changes.  Although Miles Capital is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, Miles Capital shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Company first obtains Miles Capital’s written consent to and approval of such amendments or changes.

20.                   Compliance with Law.

Except for the obligations of Miles Capital set forth in Section 9 hereof, the Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction.  Miles Capital shall have no obligation to take cognizance of any laws relating to the sale of the Company’s shares.  The Company represents and warrants that no shares of the Company will be offered to the public until the Company’s registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

21.                   Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: 1415 28th Street, West Des Moines, Iowa 50266, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

22.                   Headings.

Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

23.                   Assignment.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.  This Section 23 shall not limit or in any way affect Miles Capital’s right to appoint a Sub-transfer Agent pursuant to Section 1 hereof.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

24.                   Governing Law

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Iowa.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

Miles Funds, Inc.

By:	/s/ Amy Mitchell
Amy Mitchell
Title:	Treasurer & Secretary

Miles Capital, Inc.

By:	/s/ Gregory D. Boal
Gregory D. Boal
Title:	Chief Executive Officer & CIO

SCHEDULE A

TO THE

AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT

BETWEEN

MILES FUNDS, INC.

AND

MILES CAPITAL, INC.

Portfolios

Institutional Money Market Fund

SCHEDULE B

TO THE

AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT

BETWEEN

MILES FUNDS, INC.

AND

MILES CAPITAL , INC.

TRANSFER AGENCY SERVICES

1.                                      Shareholder Transactions

a.                            Process shareholder purchase and redemption orders.

b.                            Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

c.                             Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

d.                            Issue periodic statements for shareholders.

e.                             Process transfers and exchanges.

f.                              Process dividend payments, including the purchase of new units through dividend reimbursement.

2.                                      Shareholder Information Services

a.                            Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

b.                            Produce detailed history of transactions through duplicate or special order statements upon request.

c.                             Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.                                      Compliance Reporting

a.                            Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Fund is registered.

b.                            Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

c.                             Issue tax withholding reports to the Internal Revenue Service.

4.                                      Dealer/Load Processing (if applicable)

a.                            Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

b.                            Account for separation of shareholder investments from transaction sale charges for purchase for Fund shares.

c.                             Calculate fees due under 12b-1 plans for distribution and marketing expenses.

d.                            Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.                                      Shareholder Account Maintenance

a.                            Maintain all shareholder records for each account in the Company.

b.                            Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

c.                             Record shareholder account information changes.

d.                            Maintain account documentation files for each shareholder.

SCHEDULE C

TO THE

AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT

BETWEEN

MILES FUNDS, INC.

AND

MILES CAPITAL, INC.

TRANSFER AGENT FEES

Annual Base Fee:	Subject to the annual minimums set forth below, each Fund shall pay the following annual base fees:

	Daily Dividend Funds	$16 per shareholder account
	All other Funds	$14 per shareholder account

Minimum Fees:	Notwithstanding the fee amounts set forth above, the annual base fee shall not be less than the following minimum fee amounts:

	Institutional Money Market Fund

	# of Shareholders	Minimum Fee Amount
	0 - 99	$6,000
	100 - 199	12,000
	200 - 299	18,000
	300 - 499	24,000
	500 +	36,000

	2. All Other Funds

	$18,000 for a Fund with less than 100 shareholders $24,000 for a Fund with 100 or more shareholders but less than 500 shareholders $36,000 for a Fund with 500 or more shareholders

Other Provisions:	For Funds with more than one class of shares, this fee schedule shall apply separately to each class.
	Additional services such as processing of individual retirement accounts shall pay additional fees as agreed in writing between the parties.
	Special reports or specialized processing, the programming costs or data base management fees for such services will be agreed upon in writing by the parties.
	All fees are subject to an annual increase as agreed in writing between the parties.

Out-of-pocket Expenses:	Miles Capital shall be entitled to be reimbursed for all reasonable out-of-pocket expenses including, but not limited to, the expenses set forth in Section 3 of this Agreement.

SCHEDULE D

TO THE

AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT

BETWEEN

MILES FUNDS, INC.

AND

MILES CAPITAL, INC.

REPORTS

1.                                      Daily Account Holder Activity Journal

2.                                      Daily Portfolio Activity Summary Report

a.                                      Beginning Balance

b.                                      Account Holder Transactions

c.                                       Reinvested Dividends

d.                                      Exchanges

e.                                       Adjustments

f.                                        Ending Balance

3.                                      Daily Wire and Check Registers

4.                                      Monthly Dividend Reports

5.                                      Monthly Dealer Processing Reports

6.                                      Sales Data Reports for Blue Sky Registration

7.                                      Annual report by independent public accountants concerning Miles Capital shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities and Exchange Act of 1934, as amended.